SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.



                                           Commission File Number   1-10814
                                                                 ---------------


                                 ReadiCare,Inc.
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             (Exact name of registrant as specified in its charter)
                          c/o HEALTHSOUTH Corporation
              Two Perimeter Park South, Birmingham, Alabama 35243
                                 (205) 967-7116
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [x]      Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)    [ ]
          Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6              [ ]
          Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date:

                                      One
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
     Pursuant to the requirements of the Securities Exchange Act of 1934, ReadiCare, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     December 3, 1996                   BY:       /s/WILLIAM W. HORTON
     ---------------------------                --------------------------------
                                                          William W. Horton
                                                            Vice President
                                                            ReadiCare, Inc.

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